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                              IDEXX LABORATORIES, INC.                EXHIBIT 11

                            SUPPLEMENTAL CALCULATION OF

                             SHARES USED IN DETERMINING

                               NET INCOME PER SHARE (1)

                                                    Years Ended December 31,

                                               1995            1996           1997
                                            --------------------------------------------

          Weighted average common stock
           outstanding during the period     32,945,847      37,082,497      37,974,188

          Weighted average common stock
           equivalents                        2,416,256       2,436,325       1,446,947
                                            --------------------------------------------

                                             35,362,103      39,518,822      39,421,135


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.